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EXHIBIT 10.3

                             Funding Agreement
                             -----------------

          This FUNDING AGREEMENT is entered into between Technol Funding Group, a Colorado Joint Venture, c/o its counsel, Thomas F. Pierson, Esq. Attorney at Law, Thomas F. Pierson, P.C., 1004 Depot Hill Road, Suite 1E, Broomfield, CO 80020, or assigns, hereinafter "Group" and Technol Fuel Conditioners, Inc., f/k/a OTC, Inc., a New Jersey corporation, 1 Main Street Executive Center, #405, Eatontown, NJ 07724, hereinafter "Technol" and has as its purpose the expression of the terms of agreement between the parties whereby Group will conditionally provide expertise and funding to achieve the objective of the parties; to-wit, taking the steps necessary to achieve a merger or acquisition with a fully reporting and/or trading public company and/or registration of the stock of Technol and qualification of same under "Blue Sky" laws to be traded through Standard & Poors and/or Moody's; and, the parties mutually agree as follows:

          1. Due Diligence. Group will through its authorized agents conduct a thorough due diligence investigation; and Technol will cooperate fully with all such due diligence activities and provide all requested information and execute such forms and consents as may be reasonably required by Group. Group may suspend or terminate its performance if there shall be revealed by such due diligence investigation any on or more facts or circumstances which, in the opinion of Group, will deter the parties from achieving their primary objective or significantly increase the cost of or the time necessary to achieve same.

          2. Audit. Technol will at its expense promptly commence and diligently pursue to completion and audit of its books and records by an independent auditor whose credentials and professional reputation are satisfactory to Group. The parameters and scope of the audit shall be as required by the SEC, NASDAQ, Moody's and/or Standard & Poors to achieve the primary objective of the parties.

          3. Conditional Initial Funding/Structure. Group shall provide a closing payment in the amount of $25,000.00 to Technol and at such closing Group will then receive 30% of the issued and outstanding equity securities of Technol. In addition, Group shall pay and additional $50,000.00 on or before 30 days after the Closing date. Closing for this purpose shall be defined as the completion of a merger with a trading, reporting company or signing of this Agreement on March 30, 2001 whichever is sooner. The 30% ownership position of Group shall not be dilutable to any lesser percentage of ownership without the written consent of Group. The 30% ownership shall be based upon a capital structure which will have not less than $50,000,000 authorized shares of Technol, of which 11,000,000 shall be issued to existing Technol shareholders and 6,000,000 shall be issued to Group or their designees with 3,000,000 shares issued into escrow for the benefit of Group or its designees or assignees pro-rata based on completion of the funding provision specified in paragraph 5 herein.

          4. Registration/Qualification Services. Subsequent to closing, Group will through its authorized agents, attorneys, accountants and at its sole cost promptly commence and diligently pursue to completion and take all steps necessary to merge Technol with a fully reporting and/or trading public "shell" company or, int eh alternative, at Group's option, prepare a proper registration of the equity securities of Technol with the United States Securities and Exchange Commission under an "SB-2" registration and obtain the proper certification, registration and/or qualification of Technol and its equity securities via preparation and filing of the 15C-211 documents with OTC Bulletin Board and with Moody's and/or Standard & Poors. Technol will promptly and fully cooperate with all such efforts and Technol will execute and promptly deliver all documents, certifications and/or consents requested by Group in such endeavor, including the completion of the year end 2000 audit.

          5. Additional Conditional Funding. Provided that Technol is in full compliance with its obligations as set forth above, Group agrees to provide additional funding not to exceed a total of US $200,000 as follows:

          A. US $66,667 at the conclusion of each 3 months of operations of the Company, commencing with the end of the first 3 months after the "closing". The financial reports of Technol's operations shall have been signed by Technol and received by Group which confirm that Technol has met or exceeded 75% of the established performance criteria for the first quarter reporting period after the closing, such established performance criteria to be as set forth on and within Exhibit A hereto; and

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           B.  US $66,666 within ten days after the financial reports of
Technol's operations have been received by Group which confirm that Technol has met or exceeded 75% of the established performance criteria for the second 3 month period after the closing; and

           C. US $66,667 within ten business days after the financial reports of Technol's operations have been received by Group which confirm that Technol has met or exceeded 75% of the established performance criteria for the third 3 month period after the closing.

           6. Additional Equity. Upon the payment of each of the conditional funding amounts described in paragraph 5, Group shall be entitled to an additional 5% of the equity securities of Technol for each funding traunch outlined in number 5, above or a total of 15% additional equity if all funding is completed as specified. The shares issued for such additional equity shall be delivered from the 3,000,000 escrow shares and shall also be non-dilutable without the written consent of Group.

           7. Guarantee of Obligation. As a further condition of this transaction, an affiliate of Group, Dan Starczewski of Winston-Salem, N.C. has agreed to act a signature guarantor of the revolving credit line from a reputable financial institution which guarantee will extend to a loan not exceed $500,000.00 U.S. dollars. The institutional loan shall be collaterally secured by all of the assets of Technol, including but not limited to accounts receivable, inventory, patents, processes, blending secrets, customer lists and all furniture, fixtures and equipment. Technol will also issue a UCC-1 financing statement and execute a security agreement listing Dan Starczewski as the beneficiary thereof as secondary lien holder behind the lending bank. Mr. Starczewski shall not be obligated on such a line of credit for more than 2 calendar years without mutually agreeable additional consideration and in the event Technol does not meet 50% of its projections at the end of the first year, then Mr. Starczewski shall have no obligation to continue with his guarantee. In the event Mr. Starczewski is able to negotiate his relcase from the lending bank, he shall have no further obligation hereunder. In consideration of the guarantee, Mr. Starczewski shall be issued 500,000 common shares of Technol or of the newly merger company if such a merger occurs or shares of Technol if the merger does not occur and the SB-2 registration is pursued. In such event the total outstanding number of shares of Technol shall be 20,500,000. Technol covenants and agrees to pay of the existing line of credit in the amount of approximately $150,000.00 from the new line of credit and the existing guarantees will then be released.

          8. Failure to meet Performance Objectives. If, at the end of one year from the closing, Technol has failed to meet the minimum required performance objective of 75% of the established performance criteria on Exhibit A, then, without payment of any further funds or any other performance being due, Group shall have the right and the option to require the transfer to Group of sufficient additional equity securities of Technol so that, after such transfer, group will own 55% of all the then issued and outstanding equity securities of Technol on a fully diluted basis.

          9. Failure of Group. If Group is unable to complete the merger, acquisition or registration under SB-2 or similar such registration process, the net result of which is to obtain a listing of Technol and the trading of its shares on the OTC BB with 270 days of the closing of the transaction, then Technol shall have the exclusive option to re-purchase all of the Group shares at a purchase price equal to the amount paid or funded by Group to such date, less the initial $75,000.00 closing and first 30 day money payments, provided however, that Technol's option to purchase based upon Group's failure shall in no way, directly or indirectly be caused by the acts, omissions or failures of Technol to cooperate in the merger or acquisition or registration and applications for trading Technol shares. If Technol elects to purchase the Group shares after the 270 period, Technol shall notify Group, in writing, within 30 after the expiration of Group's obligations hereunder and shall complete the purchase of Group's shares within an additional 30 day period after such notice. Provided that the registration process is at least through two comment stages (if necessary), the time for Group to complete its listing and trading obligation may extended by Group for an additional period not to exceed 90 days.

          10. Lock-Up, Leak-Out. The Group shareholders will agree to lock-up, leak-out of their shares over a period of 36 months after the closing of the transaction provided that such leak out agreement is structured in such a manner as to comply with all securities laws and further provided that Technol, for the last 24 months of the leak out term will commit to fund, either by cash payment or by issuance of shares the public and investor relations costs in an amounts commensurate with the prior amounts paid by Group for the benefit of Technol shareholders.

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          11.  Confidentiality.  The parties agree that the information to be provided by Technol and the expertise and methods to be provided by Group are confidential and they agree not to disclose the same nor to use any of the same except in furtherance of the purposes and objectives hereof.

          12. Mandatory Arbitration. The parties agree that, in the case of any dispute between them, the prompt and private resolution of those disputes is in the best interest of both parties and will maximize the privacy and confidentiality of their affairs. Therefore, if the parities are unable by themselves to resolve any dispute or issue, then they agree that they shall participate in good faith in binding arbitration in New Jersey. Each party shall select one arbitrator and those two arbitrators shall select a third arbitrator to complete the arbitration process. Regardless of the outcome of arbitration, the fees of the mediator shall be equally divided between attorney and client.

          IN WITNESS WHEREOF, each of the parties, by their authorized representative, has entered into this FUNDING AGREEMENT this 22 day of March 2001.


Technol Fuel Conditioners, Inc.           Technol Fuel Group

 /S/ MELVIN HOOPER                         /S/ THOMAS PIERSON
___________________________________       ___________________________________
By: Melvin Hooper, President              By: Thomas Pierson, Agent of Group

 /S/ ODETTE LICHTMAN
___________________________________
                  Secretary